SECOND AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

This Amended and Restated Expense Limitation Agreement (the “Agreement”), is made and entered into effective as of August 31, 2018, between Ultimus Managers Trust, an Ohio business trust (the “Trust”), on behalf of its series listed on Schedule A hereto (the “Fund”), and Cincinnati Asset Management, Inc., an Ohio corporation (the “Adviser”) and is amending and restating in its entirety that certain First Amended Expense Limitation Agreement, dated April 21, 2014, between the Trust, on behalf of the Fund, and the Adviser.

Whereas, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

Whereas, the Adviser has been appointed the investment adviser of the Fund pursuant to an Investment Advisory Agreement, dated June 5, 2012, between the Trust, on behalf of the Fund, and the Adviser (the “Advisory Agreement”);

Whereas, the Trust and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Fund; and

Whereas, the Fund may incur “Acquired Fund Fees and Expenses” as set forth in the instructions related to Form N-1A, as such form may be amended from time to time ( “Form N-1A”);

Now, therefore, the Trust and the Adviser hereby agree as follows.

1.	Expense Limitation

1.1.       Maximum Operating Expense Limit. The Adviser agrees, subject to Section 1.2 hereof, to waive fees payable to it under the Advisory Agreement (but not below zero) and reimburse other expenses of the Fund to the extent necessary to limit the “Total Annual Operating Expenses”, as defined in the instructions related to Form N-1A, of each class of shares of the Fund (exclusive of brokerage costs such as fees and commissions; taxes; borrowing costs such as interest and dividend expenses on securities sold short; Acquired Fund Fees and Expenses; other expenditures which are capitalized in accordance with generally accepted accounting principles; and extraordinary costs such as expenses related to organizing a Fund, mergers or reorganizations, litigation, and other expenses not incurred in the ordinary course of such Fund’s business;) incurred by the Fund in any fiscal year (collectively, the “Operating Expenses”), to the amount of the “Maximum Operating Expense Limit” applicable to the Fund and its respective share class or classes as stated and listed on Schedule A.

1.2.        Repayment. The Adviser shall be entitled to recover, subject to the limitations provided in this Section 1.2, such amounts the Adviser waived or reimbursed pursuant to Section 1.1 hereof for a period of up to three years from the year in which the Adviser waived such compensation or reimbursed such expenses for the Fund (the “Deferred Fees”). The Fund shall repay monthly to the Adviser any applicable Deferred Fees due hereunder, but only if, after giving effect to such repayment, the current Operating Expenses (as a percentage of the average daily net assets) of the share class of the Fund are equal to or less than (1) the Maximum Operating Expense Limit applicable to such share class of the Fund during the period in which the Adviser waived the fees and/or reimbursed the expenses and (2) the Maximum Operating Expense Limit applicable to such share class of the Fund as may then be in effect at the time the Deferred Fees are to be repaid.

Notwithstanding anything to the contrary in this Agreement, in no event will the Fund or its share class or classes be obligated to pay any fees waived or expenses reimbursed by the Adviser for any other series of the Trust.

2.	Term and Termination of this Agreement

2.1.        Term. This Agreement shall continue in effect through the expiration date listed in Schedule A, and from year to year thereafter provided that each continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Independent Trustees”).

2.2.        Termination. This Agreement may be terminated, without payment of any penalty:

A. upon written notice by either party to the other party at its principal place of business at least 90 days prior to the end of the then-current term of the Agreement; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Fund or applicable share class of the Fund. Any termination pursuant to this Section 2.2.A shall become effective, unless otherwise specifically agreed upon, at the close of business on the last day of the then-current term of the Agreement.

B. immediately upon termination of the Advisory Agreement.

Second Amended and Restated Expense Limitation Agreement Dated August 31, 2018	Page 2 of 4

C. upon the mutual agreement of the Adviser and the Board, including a majority of the Independent Trustees, if such parties deem such termination to be in the best interest of shareholders of the Fund or applicable share class of the Fund.

2.3.        Upon the termination of this Agreement for any reason above, the Adviser acknowledges and agrees that it remains liable for all fee waivers and expense reimbursements pursuant to Section 1 hereof that accrued prior to the termination of this Agreement.

3.	Miscellaneous

3.1.        Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2         Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

3.3.       Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

3.4.        Applicable Law. This Agreement shall be construed in accordance with, and be governed by, the laws of the State of Ohio.

3.5       Other. Notice is hereby given that this Agreement is executed by the Trust on behalf of the Fund by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.

Signatures are located on the following page.

Second Amended and Restated Expense Limitation Agreement Dated August 31, 2018	Page 3 of 4

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

ULTIMUS MANAGERS TRUST		CINCINNATI ASSET MANAGEMENT, INC.

By:	/s/ David R. Carson	By:	/s/ William S. Sloneker
Name:	David R. Carson	Name:	William S. Sloneker
Title:	President	Title:	Chief Executive Officer

Second Amended and Restated Expense Limitation Agreement Dated August 31, 2018	Page 4 of 4

SCHEDULE A

to

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

This Scheduled A to the Amended and Restated Agreement (the “Agreement”) between Ultimus Managers Trust and Cincinnati Asset Management, Inc., is effective as of August 31, 2018.

Fund Name	Maximum Operating Expense Limit*	Expiration Date
Cincinnati Asset Management Funds: Broad Market Strategic Income Fund	0.65%	October 1, 2019

*	Expressed as a percentage of a share class’ average daily net assets.

IN WITNESS WHEREOF, the parties hereto have duly executed this Schedule A to the Agreement as of the date first above written.

ULTIMUS MANAGERS TRUST		CINCINNATI ASSET MANAGEMENT, INC.

By:	/s/ David R. Carson	By:	/s/ William S. Sloneker
Name:	David R. Carson	Name:	William S. Sloneker
Title:	President	Title:	Chief Executive Officer

Schedule A to the Second Amended and Restate Expense Limitation Agreement Dated August 31, 2018	Page 1 of 1